SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): June 5, 1997
                         (May 23, 1997)


                         HUDSON'S GRILL OF AMERICA, INC.
              (Exact name of Registrant as specified in its Charter)

                                  California
                 (State or other jurisdiction of incorporation)


                                   0-13642
                        (Commission or File Number)


                                 95-3477313
                    (IRS Employer Identification Number)


              16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
                  (Address of Principal Executive Offices)


              Registrant's telephone number, including area code:
                               (972) 931-9743


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on May 23, 1997, it signed an agreement with Rauscher Pierce Refnes, Inc. ("RPR"), a stock brokerage firm with offices in Dallas, Texas, and a member of the New York Stock Exchange, Inc., for various services to be performed by RPR for the Company. The purpose of the agreement is for RPR to provide services regarding the raising of capital for development of Company stores, acquisitions and working capital, and for RPR to assist in the valuation, structure and negotiation of any proposed acquisitions.

    The objective of the agreement is to raise up to $5,000,000 by the private placement of common stock, preferred stock, subordinated debt and/or equity based securities, and up to $3,000,000 by the private placement of senior debt securities.

    The initial term of the agreement is six months. In consideration for its efforts to help raise capital and provide consulting services, the Company agreed to pay RPR a retainer of $15,000 and to grant warrants to purchase 248,000 shares of the Company's common stock at $.28 per share. In addition, RPR will earn commissions for the successful sale of the Company's securities, which commissions are a combination of fees (depending on the type of security sold) and additional warrants (at a rate of 200,000 for each $1,000,000 worth of securities sold, with a five year term, and exercisable at 120% of the price (or fair market value) of the underlying securities sold by RPR). Various other fees are payable to RPR in the event it assists the Company with any acquisition or if the Company decides to pursue the sale of the Company.

    The Company also announced that at its annual shareholders meeting held on May 27, 1997, the shareholders approved a change in the Company's articles of incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock; elected Mr. David Osborn and Mr. Thomas Sacco as directors; and appointed Hein + Associates as the Company's independent auditors. The directors elected Mr.Osborn as President, Mr. Sacco as Senior Vice President, Ms. Mitzy Ferguson as Secretary, Ms. Jane Taylor as Treasurer, and Ms. Barbara Amstutz of the Company.


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    Item 7.  Exhibits.

         1. Press Release dated June 4, 1997, regarding the agreement with RPR and the results of the annual shareholders meeting.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: June 5, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\970604.O01

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